Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

5.00% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES A

OF

FORTIVE CORPORATION

JULY 6, 2021

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

Fortive Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

First: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing the 1,380,000 shares of 5.00% Mandatory Convertible Preferred Stock, Series A (the “Series A Preferred Stock”), subject to the Certificate of the Designations of 5.00% Mandatory Convertible Preferred Stock, Series A of Fortive Corporation (the “Series A Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on June 29, 2018.

Second: None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Series A Certificate of Designations.

Third: Pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board adopted resolutions on June 8, 2021, approving the elimination of the Series A Preferred Stock as set forth herein:

RESOLVED, that, after July 1, 2021, none of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued pursuant to the Series A Certificate of Designations;

RESOLVED, that, upon filing the Certificate of Elimination with the Secretary of State of the State of Delaware, all matters set forth in the Series A Certificate of Designations shall be eliminated from the Certificate of Incorporation with respect to the Series A Preferred Stock; and

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to prepare, execute and deliver to the Secretary of State of the State of Delaware the Certificate of Elimination as required by the General Corporation Law of the State of Delaware (the “DGCL”) in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all documents required to be filed therewith.

Fourth: In accordance with Section 151(g) of the DGCL, the Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination is hereby amended to eliminate all references to the Series A Preferred Stock.

[Signature page follows.]

IN WITNESS WHEREOF, Fortive Corporation has caused this Certificate of Elimination to be duly executed in its corporate name as of the date first written above.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Secretary

[Signature Page to the Certificate of Elimination]